Exhibit 10.2

Executive Employment Agreement

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 16th day of January 2021 (the “Commencement Date”), by and between CHF Solutions, Inc., a Delaware corporation (the “Company”) and John L. Erb (the “Executive”).

Recitals

Whereas, the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to employ the Executive on the Commencement Date;

Whereas, the Executive is a member of the Board of Directors of the Company and employed as the Company’s President and Chief Executive Officer subject to: (i) that certain Employment Agreement dated March 1, 2016 entered into by and between the Executive and the Company (the “Prior Employment Agreement”); and (ii) that certain Change in Control Agreement dated March 1, 2016 entered into by and between the Executive and the Company (the “CIC Agreement”, together with the Prior Employment Agreement, the “Prior Agreements”);

Whereas, the Company and the Executive desire to enter into this Agreement to embody the terms of the Executive’s continued employment relationship as Chairman of the Company following the Commencement Date and to amend, restate and supersede the terms and conditions of the Prior Agreements in their entirety on the Commencement Date on the terms and conditions set forth in this Agreement; and

 Whereas, this Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

Agreement

Now, Therefore, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

1.       Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the Employment Period. The “Employment Period” shall mean the period commencing on the Commencement Date and ending on the six (6) month anniversary of the Commencement Date, unless previously terminated in accordance with Section 3. The Employment Period may be extended by the mutual agreement of the Executive and the Company.

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2.	Terms of Employment.

(a)	Position and Duties.

(i)       During the Employment Period, the Executive shall serve as the Chairman of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s position, and shall have such duties and responsibilities as are assigned to the Executive by the Board. The Executive shall also continue to serve as a member of the Board for so long as the Executive continues to serve as the Chairman or for so long as the Board may request the Executive to serve on the Board. At such time as the Executive’s employment relationship ends, upon the request of the Board, the Executive will transition to a non-employee role as the Chairman of the Board, and the parties will memorialize the terms of such new role in a separate agreement prior to the date of such transition.

(ii)       During the Employment Period, and excluding any periods of paid time off and leave to which the Executive is entitled, the Executive agrees to devote approximately 50% of his time during normal business hours (i.e., approximately 20 hours per week) to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of its subsidiaries or affiliates, (B) serve on corporate, civic or charitable boards or committees, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions, (D) serve as a non-executive outside director on the boards of directors and any board committees (or board of managers, as the case may be) of Miromatrix Medical, Inc., Osprey Medical, Inc. and NeuroMedic, Inc. or any other non-executive outside director positions that are pre-approved by the Board and (E) manage personal investments, in each case so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)	Compensation.

(i)       Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) that is calculated based on an annual base salary of $225,000, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time.

(ii)       Incentive Compensation. At the end of the Employment Period, the Executive shall be entitled to a bonus of up to $56,250, determined at the sole discretion of the Board, based on performance against objectives set and evaluated by the Board in the areas of relationships with capital markets, relationships with medical societies, transition to Nestor Jaramillo, Jr., the new Chief Executive Officer of the Company and such other areas a determined by the Board. Any such bonus amount shall be paid to the Executive in the payroll period next following the end of the Employment Period in accordance with the Company’s normal payroll practices in effect from time to time.

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(iii)       Equity Awards. During the Employment Period, the Executive shall be entitled to participate in any equity incentive, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Executive shall reflect the Executive’s position with the Company and based on the performance criteria established by the Compensation Committee or the Board, as the case may be.

(iv)       Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, may participate in the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) that are available generally or to other senior executive officers of the Company to the extent the Executive and/or the Executive’s family, as the case may be, is eligible to participate according to the terms of such plans, practices, policies and programs as in effect at the applicable time. The Company has the right to amend, modify and terminate all benefit plans at any time and from time to time. To the extent the Executive and/or the Executive’s family, as the case may be, becomes eligible for and properly and timely elects during the Employment Period (in accordance with the requirements and procedures set forth by the Company) continuation coverage under Section 4980B of the Internal Revenue Code of 1986 (the “Code”) under any group health plan maintained by the Company, the Company shall pay the full cost of such continuation coverage for a period not to exceed 12 months following the effective date of such continuation coverage. The Company may modify and/or cease to have any obligation to pay for such continuation coverage as described in this Section 2(b)(iv): (A) to the extent the Executive and/or the Executive’s family ceases to be eligible for or terminates such continuation coverage; or (B) to the extent reasonably necessary to avoid the imposition of any taxes or other penalties that could be incurred in connection with the Company’s payment for such continuation coverage.

(v)       Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company.

(vi)       PTO & Holidays. The Executive will be entitled to eleven (11) days paid time off per calendar year, to accrue and to be used in accordance with the Company’s policies and practices in effect from time to time, as well as all recognized Company holidays.

(vii)       Prior Agreement Amounts. Upon the Commencement Date, this Agreement shall amend, restate, supersede and terminate the Prior Agreements in their entirety. The parties acknowledge and agree that the Executive is not owed any further amount under the Prior Employment Agreement other than the Unconditional Entitlements set forth in Section 3(c) of the Prior Employment Agreement and, if not yet paid, any Annual Bonus (as defined in the Prior Employment Agreement) for 2020, which will be paid at the same time the Executive would have otherwise been paid such Annual Bonus in accordance with the Prior Employment Agreement.

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(c)       Recoupment of Unearned Incentive Compensation. If (i) the Board, or an appropriate committee thereof, determines that the Executive engaged in any fraud, negligence or intentional misconduct that caused or significantly contributed to the Company having to restate all or a portion of its financial statements or (ii) the Company is required to require reimbursement by applicable laws or regulations, the Board or committee may require reimbursement of any bonus or incentive compensation paid to the Executive if and to the extent that (y) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement and (z) the amount of the bonus or incentive compensation that would have been awarded to the Executive had the financial results been properly reported would have been lower than the amount actually awarded.

3.	Termination of Employment.

(a)          Early Termination of the Employment Period. Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) the Executive’s death, (ii) the Termination Date specified in connection with any exercise by the Company of its Termination Right, (iii) by the Executive at any time upon forty-five (45) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board, or (iv) the mutual agreement of the parties. If the Employment Period terminates as of a date specified under this Section 3, the Executive agrees that, upon written request from the Board, the Executive shall resign from any and all positions the Executive holds with the Company and any of its subsidiaries and affiliates, effective immediately following receipt of such request from the Board (or at such later date as the Board may specify).

(b)          Benefits Payable Under Termination. Upon the termination of this Agreement, regardless of reason, the Executive (or his beneficiaries or legal representatives in the case of his death) shall be provided with the following:

(i)       Earned Amounts. The Company shall pay any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends, payable within thirty (30) days following the termination of the Executive’s employment hereunder.

(ii)       Benefits. All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Executive’s termination without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.

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(iii)       Indemnities. Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv)       Business Expenses. The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Executive prior to the termination of the Executive’s employment.

(v)       Stock Options/Equity Awards. The Executive’s rights with respect to any stock options and/or other equity awards granted to the Executive by the Company shall be governed by the terms and provisions of the Original Award Documents.

(c)          Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(vi)       “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company, or any other entity determined to be an affiliate by regulatory agencies.

(vii)       “Original Award Documents” means, with respect to any stock option or other equity award, the terms and provisions of the award agreement related to and the plan governing, such stock option or other equity award, each as in effect on the Executive’s termination date.

(viii)       “Termination Date” means the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right.

(ix)       “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement for any reason or no reason whatsoever.

(d)          Section 409A. It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A of the Code (“Section 409A”) and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance. Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. For purposes of Section 409A, the Executive’s right to any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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4.	Change in Control.

(e)       If the Company completes a Change in Control (as defined in the Company’s 2017 Equity Incentive Plan, as amended) during the Employment Period all of the Executive’s remaining stock options, restricted stock or other equity awards that were issued by the Company and assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in a transaction that constitutes a Change in Control and remain subject to time vesting conditions immediately prior to the effective date of the Change in Control shall fully vest immediately and become immediately exercisable immediately prior to the effectiveness of the Change in Control.

(f)       If any payment or benefit (whether or not pursuant to this Agreement) the Executive would receive in connection with a Change in Control from the Company or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall have the option to select one of the following two alternative forms of payment: (A) payment in full of the entire amount of the Payment, or (B) payment of only a part of the Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). If the Executive elects to receive a Reduced Payment, the reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments in the reverse chronological order in which otherwise payable; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to the Executive in the reverse chronological order in which otherwise payable. In the event that acceleration of compensation from the Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant and, in the case of a particular grant, in the reverse chronological order in which the grant would otherwise vest.

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(g)       The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized law firm, shall make all determinations required to be made under this Section 4. If the independent registered public accounting firm or nationally recognized law firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint an independent registered public accounting firm or nationally recognized law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(h)       The independent registered public accounting firm or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

5.	Confidentiality; Non-Competition and Non-Solicitation.

(a)          Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

(i)       “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by the Executive, and whether or not marked confidential, including without limitation information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

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(ii)       “Competitive Business” means any enterprise (including a person, firm, business, division, or other unit, whether or not incorporated) that is engaged or actively preparing to engage in any phase of the business of developing, manufacturing and marketing of products or services which compete with the products and services being developed, manufactured, marketed or sold by the Company and/or any of its Affiliates on the Termination Date or during the twenty-four (24) month period immediately preceding the Termination Date.

(b)          Nondisclosure of Confidential Information. The Executive will hold in a fiduciary capacity for the benefit of the Company all Confidential Information obtained by the Executive during the Executive’s employment (whether prior to or after the Commencement Date) and will use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company.  For a period of five (5) years after the Termination Date, the Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records the Executive has prepared with respect thereto.  In the event that the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information, the Executive will give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

(c)           Limited Covenant Not to Compete. During the Employment Period and for a period of twelve (12) consecutive months immediately following the termination of the Executive’s employment for any reason, whether such termination is at the initiative of the Executive or the Company, the Executive agrees that, with respect to each jurisdiction, or specified portions thereof, in which the Executive regularly (x) makes contact with customers of the Company or any of its subsidiaries, (y) conducts the business of the Company or any of its subsidiaries, or (z) supervises the activities of other employees of the Company or any of its subsidiaries, and in which the Company or any of its subsidiaries engages in Competitive Business as of the Termination Date (collectively, the “Subject Areas”), the Executive will restrict his activities within the Subject Areas as follows:

(i)       The Executive will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, consult with, assist or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Competitive Business within any of the Subject Areas; provided, however, that nothing contained herein will prohibit the Executive from making passive investments as long as the Executive does not beneficially own more than 2% of the equity interests of a business enterprise engaged in the Competitive Business within any of the Subject Areas. For purposes of this paragraph, “beneficially own” will have the same meaning ascribed to that term in Rule 13d-3 under the Exchange Act;

(ii)       The Executive will not call upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries.

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(iii)       The Executive will not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the Termination Date is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries; and

(iv)       Without the consent of the Company, the Executive will not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Company or its subsidiaries.

(d)          Company Property. Promptly following the Executive’s termination of employment, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and correspondence of a personal nature.

(e)           Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 5 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 5. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(f)           Employee Proprietary Information and Inventions Assignment. The terms of that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement between the Executive and the Company dated March 1, 2016 are hereby incorporated by reference (the “Invention Assignment Agreement”). To the extent that there are any conflicts between the terms and conditions of the Invention Assignment Agreement and this Agreement, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Invention Assignment Agreement are hereby expressly preserved.

(g)          Severability; Blue Pencil. The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Section 5 is invalid or unenforceable, the remainder of the provisions of this Section 5 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 5 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

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6.	Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.	Miscellaneous.

(a)           This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with the substantive laws of the State of Minnesota, without regard to its conflict-of-laws principles.  For the purposes of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting within the confines of the United States District Court for the District of Minnesota (the “Venue Area”) and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service in accordance with Section 7(b).  The parties agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties.  Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to the Executive:	to his last address provided in the Company’s records

If to the Company:	CHR Solutions, Inc.
Attn: Chief Legal & Compliance Officer
12988 Valley View Road
Eden Prairie, Minnesota 55344
Facsimile: 952.224.0181

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company hereby agrees to indemnify the Executive and hold the Employee harmless to the extent provided under Certificate of Incorporation and the By-Laws of the Company and that certain Indemnity Agreement, dated March 1, 2016, between the Company and the Executive (the “Indemnity Agreement”) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

(e)           From and after the Commencement Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(f)            The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

(h)           The Company will require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Executive. In the event of any such assignment or succession, the term “Company” as used in this Agreement will refer also to such successor or assign.

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(i)            This Agreement, the Invention Assignment Agreements, the Indemnity Agreement, the Original Award Documents and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, and as of the Commencement Date represent the entire understanding and agreement between the Company and the Executive with respect to the subject matter hereof, supersede all prior understandings, agreements or negotiations between such parties, whether written or oral, including, without limitation, the Prior Agreements, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought. If any of the terms and conditions of this Agreement conflict with the terms and conditions of the Original Award Documents, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Original Award Documents are hereby expressly preserved.

(j)            This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Minnesota Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures on the Following Page

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In Witness Whereof, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive:	The Company:

CHF Solutions, Inc.

/s/ John L. Erb	By:	/s/ Warren S. Watson
John L. Erb	Name:	Warren S. Watson
	Title:	Lead Independent Director

Signature Page to

Executive Employment Agreement